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                                                                     Exhibit 3.8


                                STATE OF DELAWARE

                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                                       OF
                              VERIDIEN CORPORATION


Veridien Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Veridien Corporation resolutions were duly adopted setting forth two proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The two resolutions setting forth the proposed amendments are as follows:

(i) RESOLVED, that Section 1 (only) of Article FOURTH of the Company's Certificate of Incorporation be and hereby is amended to read as follows:

               FOURTH. Section 1. The total number of shares of all classes of stock which the corporation shall have authority to issue is Two Hundred Twenty-five Million (225,000,000) shares.

               The corporation shall have authority to issue two (2) classes of stock. Two Hundred Million (200,000,000) shares shall be common stock, having a par value of $ .001 (hereinafter referred to as "Common Stock") and Twenty-five Million (25,000,000) shares shall be preferred stock issuable in series and having a par value of $ .001 (hereinafter referred to as "Preferred Stock").

(ii) RESOLVED, that Article EIGHTH of the Company's Certificate of Incorporation be amended so as to read as follows:

               EIGHTH. The business and property of the corporation shall be managed by a Board of Directors of not fewer than three (3) nor more than twenty-one (21) directors, who shall be natural persons of full age, and who shall be elected annually by the shareholders having voting rights, for a term of one year, an shall serve until the election and acceptance of their duly qualified successors. In the event of any delay in holding, or adjournment of, or failure to hold an annually meeting, the terms of the sitting directors shall be automatically continued indefinitely until their successors are elected and qualified. Directors need not be residents of the State of Delaware nor shareholders. Any vacancies, including vacancies resulting from an increase in the number of directors, may be filled by the




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               Board of Directors, though less than a quorum, for the unexpired term. The Board of Directors shall have full power, and it is hereby expressly authorized, to increase or decrease the number of directors from time to time, and to fill any vacancies thereby created, without requiring a vote of shareholders.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an Annual Meeting of the stockholders of said corporation was duly called and held, on November 6, 1998, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

THIRD: That said amendments were duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendments.


IN WITNESS WHEREOF, said Veridien Corporation has caused this certificate to be signed by Andrew T. Libby, Jr. an Authorized Officer and the Corporate Secretary this 24th day of March, 2000.




                                         By: /s/ Andrew T. Libby Jr.
                                             -----------------------------------
                                                 Andrew T. Libby Jr.
                                                 Corporate Secretary